Exhibit 5.5

[GSB LETTERHEAD]

April 26, 2010

Gibson Energy ULC

GEP Midstream Finance Corp.

1700, 440-2nd Ave S.W.

Calgary, Alberta T2P 5E9

Canada

Ladies and Gentlemen:

We have acted as special Washington counsel to Link Petroleum, Inc., a Washington corporation (the “Washington Guarantor”) in connection with certain obligations of its affiliated companies, Gibson Energy ULC, an Alberta unlimited liability corporation (“Gibson”), and GEP Midstream Finance Corp., an Alberta corporation (“GEP” and together with Gibson, the “Issuers”).  This opinion is delivered in connection with the filing of a registration statement on Form F-4, File No. 333-164885, (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) $560,000,000 aggregate principal amount of the Issuers’ 11.75% First Lien Senior Secured Notes, due 2014 (the “New Secured Notes”) and (b) $200,000,000 original principal amount of the Issuers’ 10% Senior Notes, due 2018 (the “New Senior Notes” and together with the New Secured Notes, the “New Notes”), in connection with an offer (the “Exchange Offer”) by the Issuers to issue the New Secured Notes and the New Senior Notes in exchange for, respectively, (i) the Issuers’ outstanding 11.75% First Lien Senior Secured Notes, due 2014 (the “Old Secured Notes”), and (ii) the Issuers’ outstanding 10% Senior Notes, due 2018 (the “Old Senior Notes” and together with the Old Secured Notes, the “Old Notes”).  The Old Secured Notes are, and the New Secured Notes will be, issued pursuant to an Indenture, dated May 27, 2009, by and among the Issuers, certain guarantors including the Washington Guarantor, The Bank of New York Mellon, as Trustee, and BNY Trust Company of Canada, as Collateral Agent (the “Secured Notes Indenture”).  The Old Senior Notes are, and the New Senior Notes will be, issued pursuant to an Indenture, dated January 19, 2010, by and among the Issuers, certain guarantors including the Washington Guarantor and The Bank of New York Mellon, as Trustee (the “Senior Notes Indenture” and together with the Secured Notes Indenture, the “Indentures”).

In connection with rendering this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following:

(a)           the Registration Statement and the Prospectus forming a part thereof;

(b)           the executed Indentures, including the Notations of Guarantee executed by the Washington Guarantor in connection therewith;

(c)           the form of New Notes;

(d)           the Articles of Incorporation, as amended, of the Washington Guarantor, certified by the Secretary of State of the State of Washington on April 26, 2010 and certified by the Secretary of the Washington Guarantor as now in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the Washington Guarantor referred to in paragraph (f) below;

(e)           the Bylaws of the Washington Guarantor, as amended, certified by the Secretary of the Washington Guarantor as now in effect;

(f)            copies of certain resolutions of the board of directors of the Washington Guarantor adopted on May 27, 2009, January 15, 2010, February 10, 2010 and April 12, 2010 certified by the Secretary of the Washington Guarantor;

(g)           a certificate dated April 23, 2010 of the Secretary of State of the State of Washington as to the entity status and good standing of the Washington Guarantor, and

(h)           such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.             The Washington Guarantor is a corporation existing and authorized under the laws of the State of Washington.

2.             The Washington Guarantor has the corporate power and authority under the laws of the State of Washington to execute and deliver, and perform all of its obligations under, the Indentures (including the guarantees by the Washington Guarantor of the New Notes).

3.             The Indentures (which include the guarantees by the Washington Guarantor of the New Notes) have been duly authorized, executed and delivered by the Washington Guarantor under the laws of the State of Washington.

The opinion in paragraph 1 above is based solely upon our review of certificates and other communications from officials of the State of Washington.  The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent (i) to being named in the Registration Statement and in any amendments thereto as counsel for the Washington Guarantor, (ii) to the statements with reference to our firm made in the Registration Statement and (iii) to the filing of this opinion as an exhibition to the Registration Statement.

Sincerely,

/s/ GARVEY SCHUBERT BARER
GARVEY SCHUBERT BARER
a partnership of professional corporations